UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2007

AXS-ONE INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-26358 (Commission File Number)	13-2966911 (IRS Employer Identification No.)

301 Route 17 North, Rutherford, New Jersey 07070 (Address of principal executive offices, including zip code)

(201) 935-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 13, 2007, AXS-One Inc. (the “Company”) entered into a First Loan Modification Agreement dated as of November 12, 2007 (the “First Modification Agreement”) with Silicon Valley Bank to amend and supplement its Second Amended and Restated Loan and Security Agreement dated July 18, 2007 (the “Second Amended Agreement”).

Subject to receipt of at least $3.5 million pursuant to the convertible note financing described below, which took place on November 16, 2007, the First Modification Agreement waived the Company’s August 2007 and September 2007 net loss covenant violations. The First Modification Agreement also adjusted the net loss covenant to become a monthly net loss covenant not to exceed a rolling three month net loss, included a minimum license revenue amount for the fourth quarter of 2007 and increased the interest rate. The interest rate is now prime rate plus one and one-quarter percent (1.25%) in addition to a monthly collateral handling fee of one quarter of one percent (0.25%) of the average monthly financed receivable balance. If the Company’s liquidity ratio (as described in the Second Amended Agreement) is above 1.30:1.00, the interest rate decreases to prime rate plus three-quarters of one percent (0.75%).

The foregoing description of the First Modification Agreement does not purport to be complete and is qualified in its entirety by reference to the First Modification Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 3.02 below.

Item 3.02. Unregistered Sales of Equity Securities

On November 13, 2007, AXS-One Inc. entered into a Convertible Note and Warrant Purchase Agreement (the “Purchase Agreement”) pursuant to which it sold and issued on November 16, 2007 an aggregate of $3,750,000 of Series C 6% Secured Convertible Promissory Notes due May 29, 2009 (the “Series C Notes”), together with warrants to purchase an aggregate of 3,750,000 shares of common stock of AXS-One. Net proceeds to the Company after transaction expenses were approximately $3,650,000. The notes and warrants were sold in a private placement under Rule 506 promulgated under the Securities Act of 1933, as amended, to nine accredited investors, including three members of the Company’s Board of Directors and three entities affiliated with another member of the Company’s Board of Directors.

The Series C Notes mature on May 29, 2009, and principal and interest thereunder are convertible into AXS-One common stock at a fixed conversion rate of $1.00 per share (subject to adjustment for stock splits, combinations and dividends). The Series C Notes bear interest of 6% per annum and are secured by substantially all the assets of the Company. The Series C Notes may be converted at the option of the Series C Note holder at any time prior to maturity. The Series C Notes rank pari passu in priority of payment and in all other respects with all of the Series A 6% Secured Convertible Promissory Notes and the Series B 6% Secured Convertible Promissory Notes sold and issued by the Company for the aggregate amount of $5,000,000 on May 29, 2007 (the “Prior Notes”).

The security interest of the Series C Note holders has been subordinated to the security interest of Silicon Valley Bank, AXS-One’s current senior lender. The security interest of the Series C Notes will rank pari passu with the security interests granted in connection with the Prior Notes.

Each Note holder also received a Warrant to purchase one share of AXS-One common stock for each $1.00 of principal amount of Series C Notes purchased by such holder. Each Warrant has an exercise price of $0.01 per share and is exercisable at any time through November 16, 2014.

In addition, in connection with the financing under the Purchase Agreement, the Prior Notes were amended to provide that any event of default under the Series C Notes will constitute an event of default under the Prior Notes.

The proceeds from this financing will be used to fund AXS-One’s operations.

The foregoing description of the financing transaction does not purport to be complete and is qualified in its entirety by reference to the definitive transaction documents, consisting of the Purchase Agreement, Investor Rights Agreement, form of Series A Note Amendment, form of Series B Note Amendment, form of Series C Note, form of Warrant, Security Agreement Amendment and Subordination Agreement, copies of which are filed as Exhibits 10.2 through 10.9 hereto, respectively, and are incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On November 12, 2007, Elias Typaldos, a director of the Company, resigned from the Board of Directors. Mr. Typaldos had served as a member of the Board of Directors since the Company’s formation in 1978, and served as Chairman of the Board from March 1997 until June 2004.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

10.1	First Loan Modification Agreement
10.2	Convertible Note and Warrant Purchase Agreement
10.3	Investor Rights Agreement
10.4	Form of Series A Note Amendment
10.5	Form of Series B Note Amendment
10.6	Form of Series C Note
10.7	Form of Warrant
10.8	Security Agreement Amendment
10.9	Subordination Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXS-ONE INC.
Date: November 16, 2007	By:	/s/ Joseph P. Dwyer
Joseph P. Dwyer Executive Vice President, Chief Financial Officer and Treasurer